Exhibit 2.2

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2019 Gafisa S.A. (“we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value*	GFSA3	B3

* Traded only in the form of American Depositary Shares (as evidenced by American Depositary Receipts), each representing two common shares which are registered under the Securities Act of 1933.

The trading market for our common shares is the São Paulo Stock Exchange - B3 S.A. – Brasil, Bolsa, Balcão (“B3”). Our common shares began trading on the B3 on February 17, 2006 and are traded on the Novo Mercado of B3 under the symbol “GFSA3.” In the United States, the common shares trade in the form of American Depositary Receipts (“ADRs”), each representing two common shares, issued by Citibank N.A., as depositary, pursuant to a deposit agreement, among us, the depositary and the registered holders and beneficial owners from time to time of ADRs (the “Deposit Agreement”). The ADRs commenced trading on the NYSE on March 16, 2007 and at a board of directors’ meeting held on November 26, 2018, the directors approved the voluntary delisting of the common shares on NYSE. Additionally, the directors approved the alteration of the ADRs Program to Level 1, enabling investors holding ADRs to trade them over-the-counter on the Pink Open Market under the symbol “GFASY.”

The following summary is subject to and qualified in its entirety by Gafisa S.A.’s bylaws and of Law No. 6,404 of December 15, 1976, as amended (the “Brazilian Corporate Law”). In Brazil, a company’s bylaws (estatuto social) are the principal governing document of a corporation (sociedade por ações). This is not a summary of all the significant provisions of our bylaws or of the Brazilian Corporate Law and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2019 and in the Deposit Agreement, which is an exhibit to our registration statement on Form F-6 filed with the SEC on March 31, 2009.

COMMON SHARES

Item 9. General

9.A.3 Pre-emptive rights

See “—Item 10.B Memorandum and articles of association—Description of Our Bylaws—Preemptive Rights” below.

9.A.5 Type and class of securities

As of December 31, 2019, our share capital was R$2.926.280.318,14, all of which was fully subscribed and paid-in. Our share capital was comprised of 120,000,000 registered, book-entry common shares, without par value. Under our bylaws, our board of directors may increase our share capital to the limit of our authorized capital by issuing up to 120,000,000 common shares without the need of specific shareholder approval. Our shareholders must approve any capital increase above that amount at a shareholders’ general meeting. Pursuant to the agreement entered into with the B3 for the listing of our shares on the Novo Mercado, we are not permitted to issue preferred shares.

As of December 31, 2019, Gafisa had 2,981,052 common shares in treasury.

Item 9.A.6. Limitations or qualifications

Not applicable.

Exhibit 2.2 – Page 1

Item 9.A.7. Other rights

Not applicable.

Item 10.B Memorandum and articles of association

The following information describes our common shares and provisions set forth by our bylaws and of the Brazilian Corporate Law. This description is only a summary. You should read and refer to our bylaws (estatuto social) included as Exhibit 1.1 hereto.

Description of Our Bylaws

The following is a summary of the material provisions of our bylaws and of the Brazilian Corporate Law. In Brazil, a company’s bylaws (estatuto social) are the principal governing document of a corporation (sociedade por ações).

General

We are currently a publicly-held company incorporated under the Laws of Brazil, registered with the Board of Trade of the State of São Paulo (JUCESP) under NIRE 35300147952 and with the CVM under No. 01610-1, and enrolled with the Brazilian Taxpayer’s Authorities under CNPJ/MF No. 01,545,826/0001-07.

Corporate Purposes

Article 3 of our bylaws provides that our corporate purpose is to: (1) promote and develop any type of real estate project, whether our own or that of a third party, in the latter case as a contractor and agent; (2) purchase and sell any type of real estate; (3) perform civil construction and provide civil engineering services; and (4) develop and implement marketing strategies for any type of real estate project, whether our own or that of a third party. In addition, we may participate in companies that are not affiliated to us in Brazil and outside of Brazil.

Novo Mercado

Our shares were accepted for trading on the Novo Mercado on February 17, 2006. A voluntary delisting from the Novo Mercado must be preceded by a public tender offer, pursuant to the rules applicable to the cancellation of the registration as a public company. See “—Delisting from the Novo Mercado.” In the Novo Mercado, listed companies are required to, among others, (1) only issue common shares, (2) maintain a minimum free float equal to at least 25% of the company’s capital stock (or 15% of the company’s capital stock, provided its Average Daily Trading Volume (ADTV) remains equal to or greater than R$25,000,000.00), (3) detail and include additional information in the quarterly information and (4) make available the annual financial statements in English and based on international accounting standards.

The rules imposed by the Novo Mercado aim at providing transparency in relation to the activities and economic situation of the companies to the market, as well as more power to the minority shareholders in the management of the companies, among other rights. The main rules relating to the Novo Mercado, to which the company is subject, are summarized below.

According to CMN Resolution No. 3,792 of September 24, 2009, which governs the closed complementary social security entities’ investment policy (Entidades Fechadas de Previdência Complementar — EFPC), such pension funds may invest up to 70% of its variable income investment portfolio (in which are included corporate stakes) in publicly held companies listed in the Novo Mercado, which may, therefore, improve the development of this corporate governance segment, benefiting the companies listed therein, taking into account the immense financial equity held by such pension funds in Brazil.

Authorization for Trading in the Novo Mercado

Firstly, the company that is authorized to list its securities on the Novo Mercado of B3 shall keep its listed company registry with the CVM updated, which allows the trading of the company’s common shares at the stock market. The Listing Rules of the Novo Mercado were revised in 2017 and the rules are in full force and effect since

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January 2, 2018. We have adapted our bylaws to the new rules of the Novo Mercado, at the General Shareholders Meeting dated of April 24, 2018.

According to the Listing Rules of the Novo Mercado, the company willing to negotiate its securities on the Novo Mercado shall, among other conditions: (1) along with its controlling shareholder (if any), execute a Listing Agreement in the Novo Mercado; (2) adapt its bylaws to comply with the minimum requirements determined in the Listing Rules of the Novo Mercado; and (3) the capital of the company shall be exclusively divided into common shares and a minimum free float equal to 25% of the capital stock (or 15% of the company’s capital stock, provided its Average Daily Trading Volume (ADTV) remains equal to or greater than R$25,000,000.00) shall be maintained by the company. The existence of founders’ shares by the companies listed on the Novo Mercado is prohibited.

In addition to the previous requirements, the company’s bylaws may not (1) establish any provision which restricts the number of votes of any shareholder or group of shareholders (as defined in the Listing Rules of the Novo Mercado) to a percentage inferior to 5% of the company’s corporate capital, (2) determine qualified quorums for matters submitted for the approval of the shareholders’ general meetings, except as provided by law, nor (3) restrict or establish any encumbrance to shareholders who vote favorably to the suppression or amendment of any provision of the company’s bylaws.

Board of Directors

The board of directors of companies authorized to have their shares traded on the Novo Mercado shall be comprised of at least five members, of which at least 20% or 2 members, whichever is greater, shall be independent, as defined in the Listing Rules of the Novo Mercado. The members of the board of directors shall be elected by a shareholders’ general meeting for a maximum two-year term of office, and are eligible for reelection. All new members of the board of directors, of the board of officers and of the fiscal council shall, before taking office, undertake to comply with the arbitration clause in the bylaws.

The positions of chairman of the board of directors and of chief executive officer may not be held by the same person, except in the event of vacancy, for a maximum period of one year. Any cumulation of positions in this sense, as well as steps being taken to cease such cumulation, must be disclosed by the company.

The board of directors shall always disclose to the market an opinion regarding any tender offer of the company’s shares, informing, among others, their position on the convenience and consequences of such offer in respect to (a) the interests of the company and of the shareholders regarding the price and the potential impact on the liquidity of such securities held by the shareholders, (b) the strategic plans disclosed by the offering shareholder with regard to the company and (c) any alternatives to the acceptance of the tender offer available in the market. Additionally, the board of directors shall always emphasize that each shareholder is responsible for the final decision regarding the acceptance or not of such tender offer.

Other Novo Mercado Characteristics

Novo Mercado rules cover other areas designed to foster high levels of corporate governance and market transparency. Companies are required to keep the minimum stock percentage floating in the market in order to foster dispersion of share ownership. In addition, companies are obliged to assign tag-along rights to their shareholders in order to ensure equal treatment if a controlling shareholder sells its controlling stake.

The Novo Mercado rules require companies to provide information on the number of shares held by the controlling shareholder, if any, in addition to other information required by the Listing Rules of the Novo Mercado. Companies are also required to give more disclosure regarding related party transactions in which a company may be involved. The Listing Rules of the Novo Mercado also require companies to prepare and disclose to B3 and to the market a Securities Negotiation Policy applicable at least to the company, its controlling shareholders, directors, officers, members of the fiscal council and members of other committees, as well as a Code of Conduct establishing the company’s principles and values regarding its relationship with its management, employees, service providers and any person or entity with which the company maintains any relation. Pursuant to Novo Mercado rules, the company also needs to structure and disclose a process for evaluating the board of directors, its committees and officers.

Finally, the company, controlling shareholders, other shareholders, directors, officers and members of a company’s fiscal council are required to submit to arbitration any disputes that may arise relating to their status as issuer, shareholders, management and fiscal council members, especially in light of the provisions of Law 6,385/76,

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Law 6,404/76, the company’s bylaws, the rules issued by the National Monetary Council, the Central Bank of Brazil and CVM, as well as other rules applicable to the securities market in general, Listing Rules of the Novo Mercado, other rules and regulations established by B3, and the Novo Mercado participation agreement. The arbitrations shall take place before the Market Arbitration Chamber established by the B3 and shall be conducted in accordance with the Rules of the Market Arbitration Chamber.

Company Management

We are managed by a board of directors (Conselho de Administração) and a board of officers (Diretoria). See “Item 6. Directors, Senior Management and Employees—C. Board Practices.”

The members of the board of directors and of the board of officers must be individuals, provided that the latter must also be Brazilian residents.

Conflict of Interests

According to Brazilian corporate law a director or an officer shall not take part in any corporate transaction in which he/she has an interest which conflicts with the interest of the company. In this case, he/she shall disclose his/her disqualification to the other directors or officers and shall cause the nature and extent of his/her interest to be recorded in the minutes of the board of directors or board of officers’ meeting, as the case may be.

With due compliance with the rules above relating to conflict of interests, a director or an officer may only contract with the company under reasonable and fair conditions, identical to those which prevail in the market or under which the corporation would contract with third parties. Any business contracted otherwise is voidable and the director or the officer concerned shall be obliged to transfer to the corporation all benefits which he/she may have obtained in such business.

According to Brazilian corporate law, a director or officer may not:

•	perform any act of generosity to the detriment of the company;

•	without prior approval of the shareholders’ general meeting or the board of directors, borrow money or property from the company or use its property, services or take advantage of its standing for his/her own benefit, for the benefit of a company in which he/she has an interest or for the benefit of a third party; and

•	by virtue of his or her position, receive any type of direct or indirect personal advantage from third parties, without authorization in the bylaws or from a shareholders’ general meeting.

According to our bylaws, any business or agreement between the company and any shareholder, director or officer must be previously approved by the board of directors, except if specified in our annual budget or business plan.

Rules for Retirement

There is no retirement age limit relating to directors or officers pursuant to the Brazilian law and our bylaws.

Policy for the Trading of Our Securities

On, March 26, 2020, our board of directors approved the third amendment of our Conduct Manual on Information Disclosure and Use and Securities Trading Policy, which was approved on July 15, 2009, and establishes the following procedures regarding the policy for the trading of our securities:

•	any person with knowledge of the material transaction or event involving our company, who have signed the compliance statement and became aware of the information that has yet to be disclosed to the market, especially those parties with a commercial, professional or trust-based relationship with the Company, including independent auditors, securities analysts, consultants and securities brokers or dealers , are restricted from trading in our securities until such material transaction or event is disclosed to the market as a material fact, except as regards treasury stock transactions, through private trading, the exercise of options to purchase shares of our capital stock, with stock option plan approved by the shareholders, or trading performed by Bound Parties when carried out in accordance with an Individual Investment Plan. This

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restriction is extended to periods prior to the announcement of such information or annual or interim financial statements or prior to disclosure of a material fact in accordance with applicable law;

•	trading of our securities or transactions related to our securities carried out by the aforementioned persons pursuant to an Individual Investment Program, consisting of long-term investments, as defined in the Trading Policy, is not subject to the aforementioned restrictions;

•	the restrictions of the Trading Policy also apply to our former directors and executive officers who resigned prior to the public disclosure of a transaction or fact that began during their administration (a) for the six month period following the end of their duties with the company, or (b) until the disclosure of the material event or the related financial statements, whichever occurs first; and

•	the abovementioned restrictions also apply to indirect trading carried out by such persons, except those conducted by investment funds, provided that the investment funds are not exclusive and the transaction decisions taken by the investment fund officers cannot be influenced by its unit holders.

Rights of Common Shares

Each of our common shares entitles its holder to one vote at an annual or special shareholders’ general meeting. A holder of ADSs has the right under the deposit agreement to instruct the depositary to exercise the voting rights for the common shares represented by his/hers ADSs. Pursuant to our bylaws, Brazilian corporate law and the Novo Mercado rules, owners of common shares are entitled to dividends, or other distributions made in respect of common shares, in proportion to their ownership of outstanding shares. See “Item 8. Financial Information—A. Consolidated Statements and Other Financial Information—Dividend Policy” and “Item 9. The Offer and Listing—C. Markets— Investment in Our Common Shares by Non-Residents of Brazil” in our annual report for a more complete description of payment of dividends and other distributions on our common shares. In addition, upon our liquidation, holders of our shares are entitled to share all our remaining assets, after payment of all our liabilities, ratably in accordance with their respective participation in the total amount of our issued and outstanding shares. Holders of our common shares are entitled to participate on a pro rata basis in future capital calls by our company except in some specific circumstances under Brazilian law, as described in “—Preemptive Rights.” Our common shares have tag along rights, which enable their holders to, upon the sale of a controlling interest in us, receive 100% of the price paid per common share of the controlling block by a single or series of transaction.

Options

According to our bylaws, we may, within our authorized share capital and upon resolution of the shareholders’ general meeting, grant stock options to (1) our directors, executive officers and employees, or (2) individuals who provide services to us or to companies we control.

Appraisal Rights

Shareholders who are absent, dissent or abstain from voting on certain actions taken during a shareholders’ general meeting have the right under Brazilian corporate law to withdraw from our company and to receive the value of their shares.

According to Brazilian corporate law, shareholder appraisal rights may be exercised in the following circumstances, among others:

•	a reduction in the percentage of our mandatory dividends;

•	a change in our corporate purpose;

•	an acquisition, by our company, of a controlling stake in another company if the acquisition price is outside of the limits established by Brazilian corporate law;

•	a merger of shares involving our company, a merger of our company into another company, if we are not the surviving entity, or our consolidation with another company; or

•	an approval of our participation in a group of companies (as defined in Brazilian corporate law).

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Brazilian corporate law further provides that any resolution regarding a spin-off will also entitle shareholders to withdraw if the spin-off:

•	causes a change in our corporate purpose, except if the equity is spun-off to a company whose primary activities are consistent with our corporate purposes;

•	reduces our mandatory dividends; or

•	causes us to join a group of companies (as defined in Brazilian corporate law).

In cases where (1) our company merges with another company where we are not the surviving company, or (2) we are consolidated with another company, or (3) we participate in a group of companies (as defined in Brazilian corporate law), our shareholders will not be entitled to withdraw from our company if their respective shares are (a) liquid, i.e. part of the B3 index or other stock exchange index in Brazil or abroad, (as defined by the CVM), and (b) widely held, such that less than 50% of our shares are held by a controlling shareholder or by companies a controlling shareholder controls. We are currently part of the IBOVESPA (the B3 index) and have no controlling shareholder. Therefore, our shares are, at present, considered liquid and widely held for the purposes of this paragraph.

The right to withdraw expires 30 days after publication of the minutes of the relevant shareholders’ general meeting. We are entitled to reconsider any action giving rise to withdrawal rights for within 10 days after the expiration of the 30-day period if the redemption of shares of absent, dissenting or non-voting shareholders would jeopardize our financial stability. If shareholders exercise withdrawal rights, they are entitled to receive the economic value of the company’s shares, as determined by a valuation report issued by a specialized firm.

Redemption of Shares

According to Brazilian corporate law, we may redeem our shares by a decision taken in a special shareholders’ general meeting by shareholders representing at least 50% of our share capital. The share redemption may be paid with our profit, profit reserves or capital reserves. If the share redemption is not applicable to all shares, the redemption will be made by lottery. If custody shares are picked in the lottery and there are no rules established in the custody agreement, the financial institution will specify on a pro rata basis, the shares to be redeemed.

Registration of Shares

Our shares are held in book-entry form with Itaú Unibanco Corretora S.A., which will act as the custodian agent for our shares. Transfer of our shares will be carried out by means of book entry by Itaú Unibanco S.A., debiting the share account of the seller and crediting the share account of the buyer, with the presentation of a written order of the transferor or a judicial authorization or order to effect such transfers.

Preemptive Rights

Except as provided below, our shareholders have a general preemptive right to participate in any issuance of new shares, convertible debentures and warrants, in proportion to their respective shareholding at such time, but the conversion of debentures and subscription warrants into shares, the granting of options to purchase shares and the issuance of shares as a result of its exercise, are not subject to preemptive rights. In addition, Brazilian corporate law allows for companies’ bylaws to give the board of directors the power to exclude preemptive rights or reduce the exercise period of such rights with respect to the issuance of new shares, debentures convertible into shares and subscription warrants up to the limit of the authorized share capital if the distribution of those shares, debentures or subscription warrants is effected through a sale on a stock exchange, through a public offering or through an exchange of shares in a tender offer the purpose of which is to acquire control of another company. Shareholders are allowed to exercise the preemptive rights for a period of at least 30 days following the publication of notice of the issuance of shares, convertible debentures and warrants, and the right may be transferred or disposed of for consideration.

Holders of ADSs may be unable to exercise preemptive rights with respect to our common shares underlying the ADSs. See “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Common Shares and the ADSs—Holders of ADSs may be unable to exercise preemptive rights with respect to our common shares underlying the ADSs.”

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Shareholders’ General Meetings

Under Brazilian corporate law, at our shareholders’ meetings, shareholders are empowered to take any action relating to our corporate purpose and to pass any such resolutions as they deem necessary. The approval of our financial statements and the determination of the allocation of our net profits with respect to each fiscal year take place at our annual general shareholders’ meeting immediately following such fiscal year. The election of our directors and, if requested by shareholders, of members of our fiscal council typically takes place at the annual general shareholders’ meeting, although under Brazilian corporate law it may also occur at a special shareholders’ general meeting.

A special shareholders’ general meeting may be held concurrently with the annual general shareholders’ meeting. Pursuant to our bylaws and Brazilian corporate law, the following actions, among others, may only be taken at a general shareholders’ meeting:

•	amendment of our bylaws, including amendment of our corporate purpose;

•	election and dismissal, at any time, of our directors and members of our fiscal council;

•	determination of the aggregate compensation of our board of directors and board of officers, as well as the fiscal council’s compensation;

•	approval of stock splits and reverse stock splits;

•	approval of a stock option plan;

•	approval of the company’s financial statements;

•	resolution upon the destination of our net profits and distribution of dividends;

•	election of the fiscal council to function in the event of our dissolution;

•	cancellation of our registration with the CVM as a publicly-held company;

•	suspension of the rights of a shareholder who has violated Brazilian corporate law or our bylaws;

•	acceptance or rejection of the valuation of in-kind contributions offered by a shareholder in consideration for shares of our capital stock;

•	approval of our transformation into a limited liability company or any other corporate form;

•	delisting of our common shares from the Novo Mercado;

•	appointment of a financial institution responsible for our valuation, in the event of a mandatory tender offer, specifically in the event that a tender offer for our common shares is carried out in connection with the delisting of our common shares from the Novo Mercado or cancellation of our registration as a publicly-held company;

•	reduction in the percentage of mandatory dividends;

•	participation in a group of companies (as defined in Brazilian corporate law);

•	approval of any merger, consolidation with another company or spin-off;

•	approval of our dissolution or liquidation, the appointment and dismissal of the respective liquidator and the official review of the reports prepared by him or her; and

•	authorization to petition for bankruptcy or request for judicial or extrajudicial restructuring.

According to Brazilian corporate law, neither a company’s bylaws nor actions taken at a shareholders’ meeting may deprive a shareholder of specific rights, such as:

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•	the right to participate in the distribution of profits;

•	the right to participate equally and ratably in any remaining residual assets in the event of liquidation of the company;

•	preemptive rights in the event of subscription of shares, convertible debentures or subscription warrants, except in some specific circumstances under Brazilian law described in “—Preemptive Rights;”

•	the right to inspect and monitor the management of the company’s business in accordance with Brazilian corporate law; and

•	the right to withdraw from the company in the cases specified in Brazilian corporate law, described in “—Appraisal Rights.”

Quorum for our Shareholders’ General Meetings

As a general rule, Brazilian corporate law provides that a quorum at a shareholders’ general meeting consists of shareholders representing at least 25% of a company’s voting capital on the first call and, if that quorum is not reached, any percentage on the second call. A quorum for the purposes of amending our bylaws consists of shareholders representing at least two-thirds of voting capital on the first call and any percentage on the second call.

As a general rule, the affirmative vote of shareholders representing at least the majority of our issued and outstanding common shares present in person, remotely (as described in “—Remote Voting”) or represented by proxy at a shareholders’ general meeting is required to ratify any proposed action, with abstentions not taken into account. However, the affirmative vote of shareholders representing one-half of our issued and outstanding voting capital is required to:

•	reduce the percentage of mandatory dividends;

•	change our corporate purpose;

•	merge or consolidate our company with another company;

•	spin-off a portion of our assets or liabilities;

•	approve our participation in a group of companies (as defined in Brazilian corporate law);

•	apply for cancellation of any voluntary liquidation;

•	approve our dissolution; and

•	approve the merger of all our shares into another company.

A quorum smaller than one-half of our issued and outstanding voting capital may be authorized by the CVM for a publicly-held company with widely-traded and widespread shares that has had less than half of the holders of its voting shares in attendance at its last three shareholders’ meetings. In such case, resolutions may only be taken on a third call.

According to our bylaws and for so long as we are listed on the Novo Mercado, we may not issue preferred shares or founders’ shares and we will have to conduct a tender offer in order to delist ourselves from the Novo Mercado.

Notice of our Shareholders’ General Meetings

According to Brazilian corporate law, notice of our shareholders’ general meetings must be published at least three times in the Diário Oficial do Estado de São Paulo, the official newspaper of the State of São Paulo, and in another widely circulated newspaper in the same State, previously chosen at an annual shareholders meeting, which, in our case is O Estado de São Paulo.

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According to CVM Instruction No. 559 of March 27, 2015 (which deals with the approval of ADR programs), the first notice must be published no later than 15 days before the date of the meeting on the first call, and no later than eight days before the date of the meeting on the second call.

In addition, the CVM may suspend for up to 15 days the required prior notice of the special shareholders’ general meeting so that it may further analyze the proposal to be voted upon at such meeting. Such call notice in all circumstances shall contain the date, time, place and agenda for the meeting and a list of the documents that will be required from our shareholders to be admitted at the meetings, and in case of amendments to the bylaws, the indication of the relevant matters. CVM Instruction No. 481 of December 17, 2009 also requires that additional information be disclosed in the call notice for certain matters. For example, in the event of an election of directors, the call notice shall also disclose the minimum percentage of equity participation required from a shareholder to request the adoption of cumulative voting procedures. All documents pertaining to the matters to be discussed at the shareholders’ general meeting shall be made available to the shareholders upon publication of the first call notice, except if the law or CVM regulations provide otherwise. Pursuant to CVM Instruction No. 418, the company should provide one (1) month before the date on the general meeting, among others, the following documents (i) copy of the financial statements; (ii) independent auditors’ report; (iii) opinion of the fiscal council, including dissenting votes, if any; and (iv) remote vote bulletin.

Location of our Shareholders’ General Meetings

Our shareholders’ meetings shall take place at our head offices at Av. Pres. Juscelino Kubitschek, No. 1830, Block 2, 3rd Floor, 04543-900 – São Paulo, SP – Brazil. Brazilian corporate law allows our shareholders to hold meetings outside our head offices in the event of force majeure, provided that the relevant notice contains a clear indication of the place where the meeting will occur, which, in any case, shall never be held outside the city where the company’s headquarters are located.

Who May Call our Shareholders’ General Meetings

According to Brazilian corporate law, our board of directors may call a shareholders’ general meeting. Shareholders’ general meetings may also be called by:

•	any shareholder, if our directors fail to call a shareholders’ general meeting within 60 days after the date they were required to do so under applicable laws and our bylaws;

•	shareholders holding at least 5% of our share capital if our directors fail to call a meeting within eight days after receipt of a request to call the meeting by those shareholders, and such request must indicate the proposed agenda;

•	shareholders holding at least 5% of voting share capital or 5% of non-voting share capital if our directors fail to call a meeting within eight days after receipt of a request to call the meeting to convene a fiscal council; and

•	our fiscal council (if installed), in the event our board of directors delays calling an annual shareholders’ meeting for more than one month. The fiscal council may also call a special general shareholders’ meeting at any time if it believes that there are significant or urgent matters to be addressed.

There is an obligation of the chairman of our board of directors to call a shareholders’ general meeting if: (1) we are not under control of a shareholder holding more than 50% of our voting capital, and (2) B3 determines that the price of our shares shall be quoted separately or that the trading of our shares on the Novo Mercado shall be suspended by reason of non-compliance with the listing rules of Novo Mercado. At such a meeting all members of our board of directors must be replaced. In the event the shareholders’ general meeting is not called by the chairman of the board of directors within the time period established in our bylaws, the meeting may be called by any shareholder of the company.

Conditions for Admission at our Shareholders’ General Meetings

A shareholder may be represented at a shareholders’ general meeting by a proxy, as long as the proxy is appointed less than a year before such shareholders’ general meeting. The proxy must be either a shareholder, an executive

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officer or a director of our company, a lawyer or a financial institution. An investment fund must be represented by its investment fund officer. A legal entity may be represented by its legal representative.

Shareholders attending a shareholders’ general meeting must deliver proof of their status as shareholders and proof that they hold the shares they intend to vote by delivery of proper identification and a receipt issued by the custodian agent of our shares.

Remote Voting

Participation and remote voting at the general shareholders’ meetings of publicly-held companies is regulated by CVM Instruction No. 481 of December 2009, as amended from time to time, which aims to facilitate the participation of shareholders in general meetings either through voting or through the submission of proposals. This rule provides the following:

•	the creation of a remote voting ballot through which shareholders may exercise their right to vote prior to the date the general meeting is held;

•	the possibility to include in the voting bulletin a list of candidates and submit minority shareholders´ proposals for deliberation at the general meeting, with due observance of certain deadlines and percentages of equity interest, in order to facilitate shareholders’ participation in general meetings; and

•	the deadlines, procedures and means of transmitting the bulletin, which may be transmitted by the shareholder: (a) to the custodian (if the shares held by the shareholder are kept at a centralized deposit), (b) to the book-entry agent of the shares issued by the company (if such shares are not kept at a centralized deposit) or (c) directly to the company.

In addition, publicly-held companies are required to adopt certain measures in connection with the voting process. Publicly-held companies are required to: (1) inform the market of the adoption of the cumulative voting process in annual meetings immediately upon receipt of the first valid requirement, (2) disclose the final voting summary statements, the final voting detailed statements, as well as any voting statement presented by a shareholder at the general meetings and (3) register in the minutes of the general meeting the number of approving, rejecting or abstaining votes for each item on the agenda, including the votes received by each member of the Board of Directors and/or Fiscal Council elected in such annual shareholders’ meeting.

The application of CVM Rule No. 561 became mandatory on January 1, 2017 for companies that on April 9, 2015 had at least one share class listed either on the Index Brasil 100 or the IBOVESPA index of the B3, such as Gafisa.

Arbitration

Any disputes or controversies involving our company, our shareholders, members of our management or our fiscal council that may arise relating to their status as issuer, shareholders, management and fiscal council members, especially in light of the provisions of Law 6,385/76, Law 6,404/76, the company’s bylaws, the rules issued by the National Monetary Council, the Central Bank and CVM, as well as other rules applicable to the securities market in general, Listing Rules of the Novo Mercado, other rules and regulations established by B3 and the Novo Mercado participation agreement, must be submitted to arbitration conducted in accordance with the Rules of the Market Arbitration Chamber established by the B3.

Going Private Process

We may become a private company by the decision of our shareholders only if we conduct a public tender offer to acquire all of our outstanding shares in accordance with the rules and regulations of Brazilian corporate law, the CVM and the Novo Mercado regulations which requires:

•	a fair bid price at least equal to the value estimated of the company; and

•	shareholders holding more than two thirds of the outstanding shares have specifically approved the process or accepted the offer.

Exhibit 2.2 – Page 10

The minimum price offered for the shares in the public tender offer will correspond to the economic value of such shares, as determined by a valuation report issued by a specialized firm, and we may only purchase shares from shareholders that have voted in favor of us becoming a private company after purchasing all shares from the other shareholders that did not vote in favor of such deliberation and that have accepted the public tender offer.

The valuation report must be prepared by a specialized and independent firm of recognized experience chosen by the shareholders representing the majority of the outstanding shares present at the relevant shareholders’ meeting (excluding, for such purposes, treasury shares, shares held by our affiliates and by other companies that are a part of our economic group, as well as blank votes) from a list of three institutions presented by our board of directors. All the expenses and costs incurred in connection with the preparation of the valuation report must be paid for by the person making the tender offer.

Shareholders holding at least 10% of our outstanding shares may require our management to call a special shareholders’ general meeting to determine whether to perform another valuation using the same or a different valuation method. This request must be made within 15 days following the disclosure of the price to be paid for the shares in the public offering. The shareholders who make such request as well as those who vote in its favor must reimburse us for any costs involved in preparing the new valuation, if the new valuation price is not higher than the original valuation price. If the new valuation price is higher than the original valuation price, the public offering must be made at the higher price.

Delisting from the Novo Mercado

We may, at any time, delist our common shares from the Novo Mercado, provided that shareholders approve the decision. Delisting of shares from the Novo Mercado does not require delisting from the B3.

For our common shares to be delisted from the Novo Mercado, it must be preceded by a public tender offer pursuant to the rules applicable to the going private process. Such tender offer may be dismissed if a waiver is approved by a general shareholders meeting.

If our delisting from the Novo Mercado occurs due to the cancellation of our registration as a publicly held company, all the other requirements established by such delisting shall be followed. See “—Going Private Process.”

If the reorganization involves resulting companies that do not intend to apply for listing on Novo Mercado, this structure must be approved by a majority of the company’s shareholders holding free float shares and present at the general shareholders meeting.

If our share control is sold within twelve months of our delisting from the Novo Mercado, the selling controlling shareholder and the acquirer shall offer (i) to acquire the shares of all other shareholders under the same conditions offered to the selling controlling shareholder or (ii) to pay the difference between the tender offer price accepted by former shareholders, duly updated, and the price obtained by the controlling shareholder in selling its own shares.

Sale of a Controlling Stake in our Company

Under the Listing Rules of the Novo Mercado, the sale of a controlling interest in our company, either through a single transaction or through successive transactions, takes place under a suspension or resolution condition, where the acquirer agrees to, within the time and pursuant to the conditions specified under Brazilian corporate law and the Listing Rules of the Novo Mercado, make a tender offer of the remaining shares of the other shareholders under the same terms and conditions granted to the selling controlling shareholder.

A tender offer is also required under the following conditions:

•	when rights are assigned for a subscription of shares and other securities or rights related to securities convertible into shares that results in the sale of the company’s controlling stake;

•	when, if the controlling shareholder is an entity, the control of such controlling entity is transferred; and

•	when a controlling stake is acquired through an agreement for the purchase of shares. In this case, the acquirer is obligated to make a tender offer under the same terms and conditions granted to the selling shareholders and reimburse the shareholders from whom he/she had purchased the shares traded on stock exchanges within

Exhibit 2.2 – Page 11

the six months before the sale date of the company’s share control. The reimbursement value is the difference between the price paid to the selling controlling shareholder and the amount traded on stock exchanges per share, during this period, adjusted by the inflation in the period. Such amount shall be distributed among all persons who sold shares issued by the company in the stock market trading session in which the acquirer made its acquisitions, proportionally to the daily net selling balance of each acquisition, being B3 responsible for processing such distribution according to its regulations.

The buyer, when necessary, must take the necessary measures to recompose the minimum 25% of outstanding shares in the market within the subsequent six months.

Mandatory Tender Offer in Case of Acquisition of a Relevant Equity Stake

Under the rules of our bylaws, if any person acquires our shares directly or indirectly, or any securities or rights related to such shares, in an amount representing 50% or more of our corporate capital, such acquirer has to carry out a mandatory tender offer for the acquisition of all shares issued by the Company. The minimum price offered for the shares in the public tender offer will correspond to the economic value of such shares, as determined by a valuation report issued by a specialized firm.

The valuation report must be prepared by a specialized and independent firm of recognized experience chosen by the shareholders representing the majority of the outstanding shares present at the relevant shareholders’ meeting (excluding, for such purposes, shares held by the controlling shareholder, if any, by the members of the board of directors and officers appointed, directly or indirectly, by the controlling shareholder, if any, treasury shares, as well as abstentions) from a list of three institutions presented by our board of directors. All the expenses and costs incurred in connection with the preparation of the valuation report must be paid for by the person making the tender offer.

Shareholders holding at least 10% of our outstanding shares may require our management to call a special shareholders’ general meeting to determine whether to perform another valuation using the same or a different valuation method. This request must be made within 15 days following the disclosure of the price to be paid for the shares in the public offering. The shareholders who make such request as well as those who vote in its favor must reimburse us for any costs involved in preparing the new valuation, if the new valuation price is not higher than the original valuation price. If the new valuation price is higher than the original valuation price, the acquirer may either increase the offer price or withdraw the tender offer, in the latter case provided that it shall dispose of the shares in excess of 50% of our corporate capital within 3 months counted from the special general meeting mentioned in this paragraph.

A tender offer as a result of an acquisition of a relevant equity stake, in accordance to our bylaws, is not mandatory in any of the following cases: (1) if the same shareholder remains as controlling shareholder; (2) if the relevant equity stake is obtained as a result of purchases made under another public tender offer for the acquisition of our shares, made in accordance with the Novo Mercado Listing Rules or with the applicable law; provided that the offer was made for all shares of the company and at least the minimum price, equivalent to the price of the mandatory tender offer, has been paid; (3) if a relevant equity stake is obtained involuntarily as a result of a corporate reorganizations, cancellation of shares in treasury, share redemption, capital reduction, or of a subscription of shares made under a primary public offer for distribution of our shares where the preemptive rights were not exercised by all shareholders who had it or which did not have as subscribers as expected; or (4) in the case of a sale of a controlling stake, which is subject to the rules described above for such case.

Purchases by us of our own Shares

Purchases by us of our own shares are regulated by CVM Rule No. 567 of September, 2015. The rule requires us to obtain the prior approval of our shareholders in connection with a purchase by us of our own shares if such purchase:

•	is conducted outside an organized securities markets and results, whether in a single transaction or by a series of transactions, in us acquiring more than 5% of the type or class of shares in circulation over a period of 18 months;

•	is conducted outside an organized securities markets and is for a price that is, (i) in the case of an acquisition of shares, more than 10% greater than the market quotation for such shares, or (ii) in the case of a disposal of shares, more than 10% lower than the market quotation for such shares;

Exhibit 2.2 – Page 12

•	aims to change or preserve the composition of the controlling stock or the administrative structure of the company; or

•	is conducted outside an organized securities markets with a related party.

Our board of directors may approve the acquisition of our own shares in other circumstances. The decision to acquire our shares for purposes of maintaining the acquired shares in treasury or of cancelling them may not, among other things:

•	result in the reduction of our share capital;

•	require the use of resources greater than our profit reserves and other available reserves, as provided in our financial statements;

•	create, as a result of any action or inaction, directly or indirectly, any artificial demand, supply or condition relating to share price;

•	involve any unfair practice;

•	be used for the acquisition of unpaid shares or shares held by our controlling shareholders; or

•	when a public offer for acquisition of the shares of the company is being made.

We may not keep in treasury more than 10% of our outstanding common shares, including the shares held by our subsidiaries and affiliates.

On February 2, 2015, our Board of Directors approved the closing of a repurchase of shares program as approved on December 3, 2014. During the course of this program, we purchased 30,207,130 of Gafisa’s common shares to be kept in treasury and future disposal.

On the same date, the Board of Directors of Gafisa approved the repurchase of its common shares to be kept in treasury and future cancellation or disposal up to 27,000,000, which corresponded to 10% of the then outstanding common shares.

On March 3, 2016, the Board of Directors of Gafisa approved the closing of the repurchase of shares program as approved on February 2, 2015. During the course of this program, we purchased 1,000,000 of Gafisa’s common shares to be kept in treasury and future disposal.

On the same date, the Board of Directors of Gafisa approved the creation of a repurchase program of its common shares to be kept in treasury and future cancellation or disposal up to 8,198,565 common shares, which corresponded to 5% of the then outstanding common shares. The objective of this program is to acquire shares in order to effectively use the Company’s available funds, aiming at medium-term and long-term profitability. Additionally, a portion of the shares to be acquired might be reserved for the exercise of options and/or shares to be granted in the Stock Option Plan previously approved by the Company’s shareholders at the Company’s general meeting. The purchase of shares by Gafisa under this program was conditioned on the maintenance of Gafisa’s consolidated net debt to equity ratio at or below 60%. This program ended on September 2, 2017.

On September 28, 2018, our Board of Directors approved the opening of the Company’s share buyback program with the objective of generating value for the Company’s shareholders. Shares purchased by the Company as part of the buyback program will be held in treasury, and may subsequently be canceled, sold and/or used in connection with the exercise of stock options granted by the Company. The maximum number of shares the Company may acquire under this program is 3,516,970 common shares, pursuant to Article 8 of CVM Instruction No. 567/15. This buyback program ended on October 1, 2019.

On March 27, 2020, our Board of Directors approved the establishment of the Company’s share buyback program with the objective of generating value for the Company’s shareholders, that was confirmed by the General Shareholders Meeting held on April 30, 2020. Shares purchased by the Company as part of the buyback program will be held in treasury, and may subsequently be canceled, sold and/or used in connection with the exercise of stock options granted by the Company. The maximum number of shares the Company may acquire under this program is

Exhibit 2.2 – Page 13

10,327,558 common shares, pursuant to Article 8 of CVM Instruction No. 567/15. This buyback program ends on May 4, 2021. Under our current shares repurchase program, any acquisition by us of our own shares must be made on a stock exchange and cannot be made by means of a private transaction. See “Item 10. Additional Information—B. Memorandum and Bylaws—Purchases by us of our own Shares,” for further information.

Disclosure Requirements

We are subject to the reporting requirements established by Brazilian corporate law and the CVM. Furthermore, because we are listed with the Novo Mercado, we must also follow the disclosure requirements provided for in the Listing Rules of the Novo Mercado.

Disclosure of Information

The Brazilian securities regulations require that a publicly-held corporation provide the CVM and the relevant stock exchanges with periodic information that includes annual information statements, quarterly financial statements, quarterly management reports, independent auditor reports, notices and minutes of shareholders’ meetings, among others. In addition, we also must disclose any material development related to our business to the CVM and the B3.

We observe the Novo Mercado disclosure standards and are required to, among other things:

•	present the company’s financial statements, standard financial statements form (DFP), quarterly information form (ITR) and Reference Form (Formulário de Referência);

•	material events;

•	information about dividends and other distributions in notices to shareholders or market notices;

•	earnings releases;

•	include a note in the quarterly information form (ITR) regarding all operations with related parties;

•	disclose and maintain updated the information presented in the Reference Form regarding any shareholder holding, directly or indirectly, at least 5% of the company’s capital stock, considering the information received by company from the relevant shareholders;

•	disclose, monthly, the individual and consolidated amount and characteristics of our securities held directly or indirectly by controlling shareholders (if this is the case), as well as persons related to the controlling shareholder; and

•	disclose, monthly, the individual and consolidated changes in the amount of securities held by controlling shareholders (if this is the case), as well as persons related to the controlling shareholder.

Disclosure of Trading by Insiders

Pursuant to the rules of the Novo Mercado, each of our possible controlling shareholders must disclose to the B3 information in connection with the total amount and characteristics of securities owned, directly or indirectly, by them and issued by us, or any derivatives referenced in such securities, as well as any subsequent trading of such securities and derivatives. In the case of individuals, such information shall also include securities held by the spouse, companion or dependents of such persons, included in the annual income tax statement of such controlling shareholder. This information must be communicated to the B3 within 10 days following the end of each month.

CVM regulations require our directors, executive officers, members of the fiscal council, and members of any other technical or advisory body to disclose to us, to the CVM and to the B3, the total amount, the characteristics and form of acquisition of securities issued by us, listed companies under our control or the control of our listed controlling shareholders, including derivatives referenced in such securities that are held by each of them, as well as any change in such investments within 10 days after the end of the month when the securities were traded, any change in information related to the tax-payer registry number (CNPJ or CPF) must be communicated to the company within 15 days after the change. In the case of individuals, such information shall also include securities held by the spouse,

Exhibit 2.2 – Page 14

companion or dependents of such persons, included in the annual income tax statement and companies controlled directly or indirectly by such person.

As of September 2015, pursuant to changes introduced by CVM Rule No. 568/15 to CVM Rule No. 358/02, we are required to disclose to the CVM and to the B3 the total amount and the characteristics of securities issued by us, which are held by us or any of our affiliates, as well as any change in such investments, within 10 days after the end of the month in which the relevant securities were traded.

In addition, CVM Rule No. 568/15 also amended CVM Rule No. 358/02 regarding, among other things, (1) the change in the form of calculation of trades of relevant equity interests to determine when a disclosure obligation of those trades is triggered, and (2) the regulation of individual investment plans, as described below.

In addition, our controlling shareholders, our shareholders who have caused the election of members of our board of directors or fiscal council, as well as any individual, legal entity or group of persons acting jointly whose direct or indirect participation reaches 5%, 10%, 15% and so on, of our shares, must provide to us, and we shall transmit to the CVM and the B3, the following information:

•	the name and qualification of the person providing the information;

•	reason and purpose for the acquisition and amount of securities to be acquired, including, as the case may be, a representation of the acquirer stating that the acquisition does not aim at modifying the management or the controlling structure of the company;

•	amount of shares, as well as other securities and related derivatives, by type and/or class, already owned, directly or indirectly, by the acquirer or any person related with the acquirer; and

•	information on any agreement regarding the exercise of voting rights or the purchase and sale of our securities.

The disclosure requirement referred to above will also apply to any person or group acting jointly, holding participation equal to or in excess of 5%, each time such person increases or decreases its participation in our shares by an amount equal to 5% of our shares.

Finally, pursuant to the individual investment plans introduced by CVM Rule No. 568/15, direct or indirect controlling shareholders, members of any statutory governing bodies of a publicly-held corporation, as well as any persons who, due to their responsibility, function or position in a listed company, its controlling company, subsidiaries or affiliates have potential access to insider information, are now allowed, subject to certain requirements, to trade in the company’s shares in certain periods during which such trading would otherwise be prohibited.

Disclosure of Material Developments

According to Law No. 6,385 of December 7, 1976, and subsequent amendments, and CVM Instruction No. 358 of January 3, 2002, and subsequent amendments, we must, by deliberation of the board of directors, adopt a policy of disclosure of a material act or fact. Therefore, we must disclose any material development related to our business to the CVM and to the B3 and must publish a notice of the material development. A development is deemed to be material if it has a material impact on the price of our securities, on the decision of investors to trade in our securities or on the decision of investors to exercise any rights as holders of any of our securities. CVM Instruction No. 358 lists some examples of material developments, including, among others: (i) a decision to promote the cancellation of registration of the publicly-held company; (ii) an incorporation, merger or spin-off involving the company or related companies; (iii) a change in the composition of the company’s equity; and (iv) a transformation or dissolution of the company.

Pursuant to CVM regulations, the Investor Relations Director is the primary responsible party for a company’s disclosure involving material developments, notwithstanding co-liability of other administrators in certain cases.

Under special circumstances, we may request confidential treatment of certain material developments from the CVM, when our management believes that public disclosure could result in adverse consequences to us.

Exhibit 2.2 – Page 15

AMERICAN DEPOSITARY SHARES

Item 12. Other securities

Disclosures under Items 12.A, 12.B, and 12.C are not applicable.

12.D.1 Depositary

Citibank, N.A. acts as the depositary for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013, U.S.A.

12.D.2 Provisions

American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary. ADSs may be evidenced by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” In the United States, the common shares trade in the form of ADRs, each representing two common shares, issued by Citibank N.A., as depositary, pursuant to a Deposit Agreement, among us, the depositary and the registered holders and beneficial owners from time to time of ADRs.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. We urge you to review the Deposit Agreement in its entirety, which is an exhibit to our registration statement on Form F-6 filed with the SEC on March 31, 2009.

Each ADS represents the right to receive two of our common shares on deposit with the custodian. An ADS also represents the right to receive any other securities, cash or property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that evidences your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of common shares will continue to be governed by the laws of Brazil, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals.

Neither the depositary, the custodian, us or any of their or our respective agents or affiliates will be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, you may hold your ADSs either directly in the form of certificated ADSs evidenced by an ADR registered in your name, indirectly through a brokerage or safekeeping account, or directly through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”).

The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or “DTC,” the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the

Exhibit 2.2 – Page 16

“holder.” Only persons in whose name ADRs are registered on the books of the depositary will be treated by us and the depositary as ADR holders. When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder, you generally have the right to receive the distributions we make on the common shares deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of underlying common shares that your ADSs represent as of a specified record date.

Distributions of Cash

Whenever we intend to make a distribution of a cash dividend or other cash distribution in respect of ADSs, we will give timely notice thereof to the depositary specifying, among other things, the record date applicable for determining the holders of ADSs entitled to receive such distribution. Upon the timely receipt of such notice, the depositary will establish an ADS record date. Upon receipt of confirmation from the custodian of the receipt of any cash dividend or other cash distribution on the common shares held in respect of the ADSs, or upon receipt of proceeds from the sale of any deposited property held in respect of the ADSs under the terms hereof, the depositary will (i) if at the time of receipt thereof any amounts received in a foreign currency can, in the judgment of the depositary, be converted on a practicable basis into dollars transferable to the United States, promptly convert or cause to be converted such cash dividend, distribution or proceeds into dollars, (ii) if applicable and unless previously established, establish the ADS record date, and (iii) distribute promptly the amount thus received (net of (a) the applicable fees and charges of, and expenses incurred by, the depositary and (b) taxes withheld) to the holders entitled thereto as of the ADS record date in proportion to the number of ADSs held as of the ADS record date. The depositary will distribute only such amount, however, as can be distributed without attributing to any holder a fraction of one cent, and any balance not so distributed will be held by the depositary (without liability for interest thereon) and will be added to and become part of the next sum received by the depositary for distribution to holders of ADSs outstanding at the time of the next distribution. If we withhold, or the custodian or the depositary is required to withhold and does withhold, from any cash dividend or other cash distribution in respect of the common shares held in respect of the ADSs, or from any cash proceeds from the sales of deposited property, an amount on account of taxes, duties or other governmental charges, the amount distributed to holders on the ADSs will be reduced accordingly. Such withheld amounts will be forwarded by us, the custodian or the depositary to the relevant governmental authority. Evidence of payment thereof by us will be forwarded by us to the depositary upon request, and vice-versa.

Distributions of Shares

Whenever we intend to make a distribution that consists of a dividend in, or free distribution of, shares, we will give timely notice thereof to the depositary specifying, among other things, the record date applicable to holders of ADSs entitled to receive such distribution. Upon the timely receipt of such notice from us, the depositary will establish the ADS record date. Upon receipt of confirmation from the custodian of the receipt of the shares so distributed by us, the depositary will either (i) distribute to the holders as of the ADS record date in proportion to the number of ADSs held as of the ADS record date, additional ADSs, which represent in the aggregate the number of shares received as such dividend, or free distribution, subject to the other terms of the deposit agreement (including, without limitation, (a) the applicable fees and charges of, and expenses incurred by, the depositary and (b) taxes), or (ii) if additional ADSs are not so distributed, take all actions necessary so that each ADS issued and outstanding after the ADS record date will, to the extent permissible by law, thenceforth also represent rights and interests in the additional integral number of shares distributed upon the common shares held in respect of such ADSs (net of (a) the applicable fees and charges of, and expenses incurred by, the depositary and (b) taxes). In lieu of delivering fractional ADSs, the depositary will sell the number of shares or ADSs, as the case may be, represented by the aggregate of such fractions and distribute the net proceeds. In the event that the depositary determines that any distribution in property (including shares) is subject to any tax or other governmental charges which the depositary is obligated to withhold, or, if we in the fulfillment of our obligation, have furnished an opinion of U.S. counsel determining that shares must be registered under the Securities Act or other laws in order to be distributed to holders (and no such registration statement has been declared effective), the depositary may dispose of all or a portion of such property (including shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the depositary deems necessary and practicable, and the depositary will distribute the net proceeds of any such sale (after deduction of (a) taxes and (b) fees and charges of, and expenses incurred by, the depositary) to holders entitled thereto upon the

Exhibit 2.2 – Page 17

terms described in the deposit agreement. The depositary will hold and/or distribute any unsold balance of such property in accordance with the provisions of the deposit agreement.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional common shares, we will give timely notice to the depositary prior to the proposed distribution stating whether or not we wish such rights to be made available to holders of ADSs. Upon timely receipt of a notice indicating that we wish such rights to be made available to holders of ADSs, the depositary will consult with us to determine, and we will assist the depositary in its determination, whether it is lawful and reasonably practicable to make such rights available to the holders. The depositary will make such rights available to holders only if (i) we shall have timely requested that such rights be made available to holders, (ii) the depositary shall have received satisfactory documentation within the terms of the deposit agreement, and (iii) the depositary shall have determined that such distribution of rights is reasonably practicable. In the event any of the conditions set forth above are not satisfied or if we request that the rights not be made available to holders of ADSs, the depositary shall proceed with the sale of the rights as contemplated in the deposit agreement. In the event all conditions set forth above are satisfied, the depositary shall establish an ADS record date and establish procedures to (x) distribute rights to purchase additional ADSs (by means of warrants or otherwise), (y) to enable the holders to exercise such rights (upon payment of the subscription price and of the applicable (a) fees and charges of, and expenses incurred by, the depositary and (b) taxes), and (z) to deliver ADSs upon the valid exercise of such rights.

You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights.

Other Distributions

Whenever we intend to distribute property other than cash, common shares or rights to purchase additional common shares, the depositary may distribute such other property in any manner it deems lawful and practicable, but only if (i) we timely provide evidence satisfactory to the depositary that it may lawfully distribute such other property, (ii) we indicate that we wish such other property to be made available to holders of ADSs, and (iii) the depositary determines that making such other property so available is lawful and reasonably practicable. If any of clauses (i) through (iii) of the preceding sentence are not satisfied, the depositary may sell such securities or property and distribute any net proceeds in the same way it distributes cash.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

To the extent the depositary determines in its discretion that any distribution is not practicable with respect to any ADS holder, the depositary may make such distribution as it deems practicable, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADS holder as deposited securities.

Changes Affecting Common Shares

The common shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such common shares or a recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets.

If any such change were to occur, the depositary may, with our approval, and must, upon our request, (i) distribute additional ADSs; (ii) amend the deposit agreement and the applicable ADRs; (iii) amend the applicable registration statement in respect of the ADSs; (iv) call for the surrender of outstanding ADRs to be exchanged for new ADRs and (v) take such other actions as are appropriate to reflect such change. If the depositary does not choose any of the foregoing, any of the cash, securities or other property it receives will constitute part of the deposited property and each ADS will then represent a proportionate interest in such property.

Exhibit 2.2 – Page 18

Issuance of ADSs upon Deposit of Common Shares

The depositary may create ADSs on your behalf if you or your broker deposit common shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and other charges of the depositary, any governmental charges and taxes payable for the transfer of the common shares to the custodian and any stock transfer or registration fees for the registration of transfer of the common shares on any applicable register and after you deliver any necessary instruments or confirmations of transfer. Your ability to deposit common shares and receive ADSs may be limited by U.S. and Brazilian legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the common shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

Transfer, Combination and Split Up of ADRs

•	Transfer. The depositary will register the transfer of ADRs (and of the ADSs represented thereby) on the books maintained for such purpose and the depositary will (x) cancel such ADRs and execute new ADRs evidencing the same aggregate number of ADSs as those evidenced by the ADRs canceled by the depositary, (y) cause the registrar to countersign such new ADRs and (z) deliver such new ADRs to or upon the order of the person entitled thereto, if each of the following conditions has been satisfied: (i) the ADRs have been duly delivered by the holder (or by a duly authorized attorney of the holder) to the depositary at its principal office for the purpose of effecting a transfer thereof, (ii) the surrendered ADRs have been properly endorsed or are accompanied by proper instruments of transfer (including signature guarantees in accordance with standard securities industry practice), (iii) the surrendered ADRs have been duly stamped (if required by the laws of the State of New York or of the United States), and (iv) all applicable fees and charges of, and expenses incurred by, the depositary and all applicable taxes and governmental charges have been paid, subject, however, in each case, to the terms and conditions of the applicable ADRs, of the deposit agreement and of applicable law, in each case as in effect at the time thereof.

•	Combination & Split Up. The registrar will register the split-up or combination of ADRs (and of the ADSs represented thereby) on the books maintained for such purpose and the depositary will (x) cancel such ADRs and execute new ADRs for the number of ADSs requested, but in the aggregate not exceeding the number of ADSs evidenced by the ADRs cancelled by the Depositary, (y) cause the registrar to countersign such new ADRs and (z) Deliver such new ADRs to or upon the order of the holder thereof, if each of the following conditions has been satisfied: (i) the ADRs have been duly delivered by the holder (or by a duly authorized attorney of the holder) to the depositary at its principal office for the purpose of effecting a split-up or combination thereof, and (ii) all applicable fees and charges of, and expenses incurred by, the depositary and all applicable taxes and governmental charges have been paid, subject, however, in each case, to the terms and conditions of the applicable ADRs, of the deposit agreement and of applicable law, in each case as in effect at the time thereof.

•	Co-Transfer Agents. The depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by Holders or persons entitled to such ADRs and will be entitled to protection and indemnity to the same extent as the depositary. Such co-transfer agents may be removed and substitutes appointed by the depositary. Each co-transfer agent (other than the depositary) will give notice in writing to the depositary accepting such appointment and agreeing to be bound by the applicable terms of the deposit agreement.

Withdrawal of Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying common shares at the custodian’s office. Your ability to withdraw the common shares is subject to the provisions of or governing the deposited securities, and of the deposit agreement, any ADRs evidencing the ADSs, the rules of the Brazilian Clearing and Depository Corporation, the our bylaws or applicable

Exhibit 2.2 – Page 19

law. In order to withdraw the common shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the common shares being withdrawn. The withdrawn common shares will be delivered at the office of the custodian. Once canceled, the ADSs will not have any rights under the deposit agreement.

•	If you hold ADSs registered in your name, the depositary may ask you to (i) provide proof of identity and genuineness of any signature, (ii) provide such other information as the depositary may deem necessary or proper including without limitation information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the form of ADR, as the depositary may deem necessary or proper, and (iii) comply with such regulations as the depositary may establish consistent with the deposit agreement and any regulations which the depositary is informed of in writing by us which are deemed desirable by us, the depositary or the custodian to facilitate compliance with any applicable rules or regulations of the Central Bank or the CVM.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	Temporary delays that may arise because (i) the transfer books for the common shares or ADSs are closed, or (ii) common shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	Obligations to pay fees, taxes and similar charges; and

•	Restrictions imposed because of laws or governmental regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Suspension of Certain Actions by Depositary

The depositary may suspend the issuance of ADSs, the acceptance of deposits of common shares, the registration, registration of transfer, split-up or combination of ADSs or the withdrawal of deposited securities, generally or in particular instances, when the ADS register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary or by us.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights, if any, for the common shares and any other securities represented by your ADSs.

As soon as practicable after receipt of notice of any meeting at which the holders of ADSs are entitled to vote, or of solicitation of consents or proxies from holders of ADSs, the depositary shall fix the record date in respect of such meeting or solicitation of consent or proxy in accordance with the deposit agreement. The depositary shall, if requested by us in writing in a timely manner (the depositary having no obligation to take any further action if the request shall not have been received by the depositary at least thirty (30) days prior to the date of such vote or meeting), at the our expense and provided no U.S. legal prohibitions exist, distribute to holders as of the record date: (a) such notice of meeting or solicitation of consent or proxy, (b) a statement that the holders at the close of business on the record date will be entitled, subject to any applicable law, the provisions of the deposit agreement, our bylaws and the provisions of or governing the ADSs, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the common shares represented by such holders’ ADSs, and (c) a brief statement as to the manner in which such voting instructions may be given.

We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

Record Dates

Whenever the depositary shall receive notice of the fixing of a record date by us for the determination of holders of ADSs entitled to receive any distribution (whether in cash, shares, rights, or other distribution), or whenever for

Exhibit 2.2 – Page 20

any reason the depositary causes a change in the number of common shares that are represented by each ADS, or whenever the depositary shall receive notice of any meeting of, or solicitation of consents or proxies of, holders of ADSs or other deposited securities, or whenever the depositary shall find it necessary or convenient in connection with the giving of any notice, solicitation of any consent or any other matter, the depositary shall fix a record date for the determination of the holders of ADSs who shall be entitled to receive such distribution, to give instructions for the exercise of voting rights at any such meeting, to give or withhold such consent, to receive such notice or solicitation or to otherwise take action, or to exercise the rights of holders with respect to such changed number of common shares represented by each ADS. The depositary shall make reasonable efforts to establish the ADS record date as closely as possible to the applicable record date for the deposited securities (if any) set by us in Brazil. Subject to applicable law and the provisions in the deposit agreement, only the holders of ADSs at the close of business in New York on such ADS record date shall be entitled to receive such distribution, to give such voting instructions, to receive such notice or solicitation, or otherwise take action.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. Any amendments or supplements to the deposit agreement which impose or increase any fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or which otherwise materially prejudices any substantial existing rights of holders of ADSs do not become effective until the expiration of 30 days after notice of such amendment or supplement has been given to holders of ADSs. If a holder of ADSs continues to hold ADSs after being so notified, such ADS holder is deemed to agree to such amendment. Any amendments or supplements will be deemed not to prejudice any substantial rights or ADS holders if they (i) are reasonably necessary for the ADSs to be registered under the Securities Act or for the ADSs or common shares to be eligible for book-entry settlement, and (ii) in each case do not impose or increase the fees and charges you are required to pay. In addition, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

The deposit agreement cannot be amended to impair your right to withdraw the common shares represented by your ADSs (except in order to comply with mandatory provisions of applicable law).

The depositary may resign by delivery of written notice to us of its election to do so, and we may remove the depositary by delivery of written notice to the depositary of such removal. The depositary shall, upon our request, terminate the deposit agreement by distributing notice of such termination to holders of ADSs at least 30 days prior to the date of termination. If 90 days shall have expired after (i) the depositary shall have delivered to us a written notice of its election to resign, or (ii) we shall have delivered to the depositary a written notice of the removal of the depositary, and, in either case, a successor depositary shall not have been appointed and accepted its appointment, the depositary may terminate the deposit agreement by distributing notice of such termination to the holders of all ADSs then outstanding at least 30 days prior to the date fixed in such notice for such termination.

After termination, the depositary and its agents will perform no further acts under the deposit agreement except to receive and hold (or sell) distributions on deposited securities and deliver deposited securities being withdrawn. At any time after the date of termination, the depositary will sell the deposited securities and will thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the deposit agreement, without liability for interest, in trust for the pro rata benefit of the holders of ADSs who have not yet surrendered their ADSs. After making such sale, the depositary will have no further obligations in respect of the deposit agreement, except to account for such net proceeds and other cash.

Disclosure of Interests

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities and other securities, and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, all persons holding ADSs agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the depositary in its compliance with any instructions from us in respect thereof.

Exhibit 2.2 – Page 21

Books of Depositary

The depositary or its agent will maintain at a designated transfer office a register for the registration, registration of transfer, combination and split-up of ADSs. You may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders in the interest of the business of our company or matters relating to the deposit agreement.

The depositary will maintain in New York facilities for the delivery and receipt of ADSs. The ADS register may be closed from time to time when deemed expedient by the depositary or requested by us.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Neither the depositary nor we shall be obligated to do or perform any act which is inconsistent with the provisions of the deposit agreement or incur any liability (i) if the depositary or we shall be prevented or forbidden from, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision of any present or future law or regulation of the United States, Brazil or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our bylaws or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, acts of terrorism, revolutions, rebellions, explosions and computer failure), (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our bylaws or provisions of or governing deposited securities, (iii) for any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting common shares for deposit, any holder, any beneficial owner or authorized representative thereof, or any other person believed by it in good faith to be competent to give such advice or information, (iv) for the inability by a holder or beneficial owner to benefit from any distribution, offering, right or other benefit which is made available to holders of deposited securities but is not, under the terms of the deposit agreement, made available to holders of ADSs, or (v) for any consequential or punitive damages for any breach of the terms of the deposit agreement.

The depositary, its controlling persons, its agents, any custodian and we, our controlling persons and our agents may rely and shall be protected in acting upon any written notice, request or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

No disclaimer of liability under the Securities Act is intended by any provision of the deposit agreement.

We and the depositary assume no obligation and shall not be subject to any liability under the deposit agreement or any ADRs to any holder(s) or beneficial owner(s), except that we and the depositary agree to perform our respective obligations specifically set forth in the deposit agreement or the applicable ADRs without negligence or bad faith.

Without limitation of the foregoing, neither the depositary, nor we, nor any of our respective controlling persons, or agents, shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or in respect of the ADSs, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required (and no custodian shall be under any obligation whatsoever with respect to such proceedings, the responsibility of the custodian being solely to the depositary).

The depositary and its agents shall not be liable for any failure to carry out any instructions to vote any of the deposited securities, or for the manner in which any vote is cast or the effect of any vote, provided that any such action or omission is in good faith and in accordance with the terms of the deposit agreement. The depositary shall not incur any liability for any failure to determine that any distribution or action may be lawful or reasonably practicable, for the content of any information submitted to it by us for distribution to the holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities or for any tax consequences that may result from the ownership of ADSs, common shares or deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us.

Neither the depositary nor the Custodian shall be liable for the failure by any holder or beneficial owner to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability.

Exhibit 2.2 – Page 22

The depositary is under no obligation to provide the holders and beneficial owners with any information about our tax status. The depositary shall not incur any liability for any tax consequences that may be incurred by holders and beneficial owners on account of their ownership of the ADSs, including without limitation, tax consequences resulting from us (or any of our subsidiaries) being treated as a “Passive Foreign Investment Company” (in each case as defined in the U.S. Internal Revenue Code and the regulations issued thereunder) or otherwise.

Pre-Release Transactions

The depositary may, in certain circumstances, issue ADSs before receiving a deposit of common shares. These transactions are commonly referred to as “pre-release transactions.” Each pre-release transaction will be subject to a written agreement between the recipient of pre-released ADSs and the depositary providing that such recipient (a) represents that it owns the common shares that are to be delivered by the recipient under such pre-release transaction, (b) will indicate on its records that the depositary is the owner of such common shares and agrees to hold such common shares in trust for the benefit of the depositary until delivered to it, (c) guarantees to deliver such common shares to the depositary or custodian and (d) agrees to any additional restrictions or requirements of the depositary. In addition, each pre-release transaction will (i) at all times be fully collateralized with cash or U.S. government securities, (ii) be terminable by the depositary on not more than five business days' notice and (iii) be subject to such further indemnities and credit regulations as the depositary deems appropriate.

The depositary may also, in certain circumstances, deliver common shares prior to the receipt and cancellation of ADSs, provided that the person to whom such common shares are being delivered represents to the depositary that it is in the process of delivering ADSs for cancellation. These transactions are commonly referred to as "pre-cancellation transactions." Each pre-cancellation transaction will be subject to a written agreement between the recipient to whom common shares are to be delivered and the depositary providing that such recipient (a) represents that it owns the ADSs that are to be delivered by the recipient under such pre-cancellation transaction, (b) will indicate on its records that the depositary is the owner of such ADSs and agrees to hold such ADSs in trust for the benefit of the depositary until delivered to it, (c) guarantees to deliver such ADSs to the depositary and (d) agrees to any additional restrictions or requirements of the depositary. In addition, each pre-cancellation transaction will (i) at all times be fully collateralized with cash or U.S. government securities, (ii) be terminable by the depositary on not more than five business days' notice and (iii) be subject to such further indemnities and credit regulations as the depositary deems appropriate.

The aggregate number of ADSs involved in pre-release transactions or pre-cancellation transactions at any one time shall not normally be more than 30% of all outstanding ADSs (excluding those ADSs outstanding as a result of pre-release transactions), provided that the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing.

Taxes

You will be responsible for the taxes and other governmental charges payable by the custodian or the depositary with respect to the ADSs, ADRs, any deposited securities or other property represented by the ADSs or any distributions thereon. We, the depositary or the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and shall distribute any remaining net proceeds or the balance of such property or securities to the holders entitled thereto. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to effect any registration, registration of transfer, split-up or combination of ADRs or any withdrawal of deposited securities until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian and our respective directors, employees, agents and affiliates for any claims with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you.

Exhibit 2.2 – Page 23

Available Information

The deposit agreement, the provisions of or governing deposited securities and any written communications from us, which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities, are available for inspection by ADS holders at the offices of the depositary.

Governing Law

The deposit agreement is governed by and shall be construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf.

Registered Capital

An electronic registration has been issued in the name of the depositary with respect to the ADSs and is maintained by the custodian on behalf of the depositary. Pursuant to the registration, the custodian and the depositary are able to convert dividends and other distributions with respect to the common shares represented by ADSs into foreign currency and remit the proceeds outside Brazil. If a holder of ADSs exchanges such ADSs for common shares, such holder will be entitled to continue to rely on the depositary’s registration for five business days after such exchange, following which such holder must seek to obtain its own electronic registration with the Central Bank. Thereafter, any holder of common shares may not be able to convert into foreign currency and remit outside Brazil the proceeds from the disposition of, or distributions with respect to, such common shares, unless such holder is a duly qualified investor under Resolution No. 2,689 and obtains its own electronic registration. CMN Resolution No. 4,373 will replace both CMN Resolution No. 1,927 and CMN Resolution No. 2,689 as of March 30, 2015. Further rules will be issued by CVM and the Central Bank regulating foreign investments in ADSs, including with regard to the exchange of ADSs for common shares and the remittance of funds arising from the sale of these common shares.

Exhibit 2.2 – Page 24